Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 13, 2017, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust on Form S-3 (File No. 333-204103 effective May 12, 2015, File No. 333-204009 effective May 8, 2015, File No. 333-203999 effective May 8, 2015, File No. 333-124195 effective April 20, 2005, File No. 033-63687 effective October 25, 1995) and on Form S-8 (File No. 333-166531 effective May 5, 2010, File No. 333-147080 effective November 1, 2007, File No. 333-147081 effective November 1, 2007 and File No. 333-60364 effective May 7, 2001).

/s/ GRANT THORNTON LLP
Arlington, Virginia
February 13, 2017